December 23, 2002

Board of Directors
Gentry International, Inc.
Box 1035, Bentall Centre
595 Burrard Street
Vancouver, B.C., Canada V6C 2P1

     Re: Registration Statement on Form SB-2 re 195,000 Shares of Common Stock (Registration No: 333-99649)

Dear Ladies and Gentlemen:

     We have acted as counsel to Gentry International, Inc., a Delaware corporation (the "Company") in connection with a Registration Statement on Form SB-2 and the prospectus included therein (collectively the "Registration Statement") to be filled with the Securities and Exchange Commission.

     1. The Registration Statement: The Registration Statement with respect to 195,000shares (the "Shares") of common stock, $.0001 par value per share (the "Common Stock") of the company to be sold by the security holder named in the registration statement.

     2. Basis for Opinion: The documentary basis and other basis for this opinion is our review and analysis of the below listed items.

          a. The Company's Articles of Incorporation, Certificate ofAmendment, By-Laws, Minutes of Board of Directors Meeting, Minutes of Shareholder Meeting and Shareholders Lists (collectively the "Company Records").

          b. The Registration Statement

          c. The eligibility requirements for the use of Form SB-2 set forth in the General Instructions A and B of Form SB-2 (the "Eligibility Requirements").

     We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copied documents. The officers signing the stock certificates have the legal authority to do so.
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     3. Legal Opinion: Based on my review of the Company Records, the
Registration Statement and the Eligibility Requirements, I am of the opinion that:

          a. Organization and Qualification: The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to conduct its business, own, lease and operate its properties, as more specifically described in the Registration Statement.

          b. Compliance With Eligibility Requirements of Form SB-2: After reasonable investigation, we have no knowledge that the Eligibility requirements for use of Form SB-2 have not been satisfied with the Registration Statement.

          c. Shares Duly Authorized and Validly Issued: That the Shares and as specifically set forth in the Registration Statement, have been duly authorized, legally and validly issued, and fully paid and are non-assessable.

          d. Limitation of Opinion: This opinion is limited to the laws of the State of Delaware, all applicable statutory provisions of Delaware law, including the rules and regulations underlying those provisions, and the applicable judicial and regulatory determinations and federal law as in effect on the date hereof, exclusive of state securities and blue sky laws, rules and regulations, and to all facts as they presently exist.

          e. Consent to Use Legal Opinion: We hereby consent to the reference to our name in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.

Very truly yours
Warren J. Soloski, A Professional Corporation


/s/ Warren J. Soloski
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By Warren J. Soloski, President